EXHIBIT 4.12

                         CERTIFICATE OF INCORPORATION
                                      OF
                          TRITON ENERGY CORPORATION


                                  ARTICLE I

     The name of the corporation is TRITON ENERGY CORPORATION.

                                  ARTICLE II

     The period of its duration is perpetual.

                                 ARTICLE III

     The purposes of the corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporate Law of the State of Delaware.

                                  ARTICLE IV

     The aggregate number of shares which this corporation shall have authority to issue is Two Hundred Five Million (205,000,000) shares consisting of Two Hundred Million (200,000,000) shares of Common Stock of the par value of $1.00 per share and Five Million (5,000,000) shares of Preferred Stock without par value.

       The Preferred Stock may be divided into and issued into series. If the shares of any such class are to be issued in series, then each series shall be so designated as to distinguish the shares thereof from the shares of any such class and variations and the relative rights and preferences as between different series can be fixed and determined by the Board of Directors. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

      The Board of Directors of this corporation is hereby authorized to issue the Preferred Stock at any time and from time to time, in one (1) or more series and for such consideration as may be fixed from time to time by the Board of Directors, but not less than the par value thereof. The number of shares to comprise each such series, which number may be increased (but not above the total number of authorized shares of the class except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding), shall be determined from time to time by the Board of Directors. The Board of Directors is hereby expressly authorized, before issuance of any shares of a particular series, to determine any and all rights, preferences and limitations pertaining to such series including but not limited to:

     (1) Voting rights, if any, including without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of common stock as a single class, or independently as a separate class;

     (2) Rights, if any, permitting the conversion or exchange of any such shares, at the option of the holder into any other class or series of shares of this corporation and the price or prices or the rates of exchange and any adjustment thereto at which such shares will be convertible or exchangeable;

      (3) The rate of dividends, if any, payable on shares of such series, the conditions and the dates upon which such dividends shall be payable and whether such dividends shall be cumulative or non-cumulative;

       (4) The amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of this corporation;

     (5) Redemption, repurchase, retirement and sinking fund rights, preferences and limitations, if any, the amount payable on shares of such series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or non-cumulative; and

         (6) Any other preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series not fixed and determined herein, to the extent permitted to do so by law.

     All shares of Preferred Stock shall be of equal rank and shall be identical, except with respect to the particulars that may be fixed by the Board of Directors as above provided and as to the date from which dividends thereon, if any, shall be cumulative if made cumulative by the Board of Directors.

     No stockholder of the corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors may authorize the issuance of, and the corporation may issue, shares of any class of the corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the corporation. Any such securities or additional shares of stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion may be deemed advisable.

     At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. Cumulative voting, for the election of directors or otherwise, is expressly prohibited. Election of directors need not be by ballot. On all matters coming before the stockholders, other than the election of directors, each share of issued and outstanding Common Stock shall be entitled to one (1) vote.

                                  ARTICLE V

     The post office address of the corporation's initial registered office is c/o Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

                                  ARTICLE VI

         The powers of the incorporator will terminate upon the filing of this Certificate. The name and address of the incorporator are:

          Robert B. Holland, III       Triton Energy Corporation
                                       6688 N. Central Expressway
                                       Suite 1400
                                       Dallas, TX  75206


                                 ARTICLE VII

        The number of directors constituting the initial Board of Directors is three (3). The names and addresses of the persons who will initially serve as directors are:


          Thomas G. Finck          c/o Triton Energy Corporation
                                   6688 N. Central Expressway
                                   Suite 1400
                                   Dallas, TX  75206

          Robert B. Holland, III   c/o Triton Energy Corporation
                                   6688 N. Central Expressway
                                   Suite 1400
                                   Dallas, TX  75206

          Peter Rugg               c/o Triton Energy Corporation
                                   6688 N. Central Expressway
                                   Suite 1400
                                   Dallas, TX  75206

         After the filing of this Certificate of Incorporation, subject to the rights of any series of Preferred Stock designated pursuant to Article IV, the number of directors which shall constitute the whole Board of Directors shall be not less than three (3) nor more than fifteen (15), and shall be determined by resolution passed by a majority of the whole Board of Directors, except that no decrease shall shorten the term of any incumbent director. The directors elected by the holders of Common Stock shall be divided into three classes, namely Classes I, II and III. Each class shall be as nearly equal in number as possible. The term of office of the Class I directors shall expire at the 1996 annual meeting of stockholders; the term of office of the Class II directors shall expire at the 1997 annual meeting of stockholders; the term of office of the Class III directors shall expire at the 1998 annual meeting of stockholders; and at each annual meeting of stockholders, commencing with the 1996 annual meeting of stockholders, the successors to the class of directors whose term of office shall then expire shall be elected to hold office for a term that shall expire at the third succeeding annual meeting of stockholders.
 Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in the Board of Directors for any other reason, may be filled by the affirmative vote of a majority of the directors then in office, even though such number may constitute less than a quorum. A director elected to fill a newly created directorship, and a director elected to fill a vacancy, shall be elected to hold office until the next annual meeting of stockholders at which the term of the class of directors for which such director shall have been chosen shall expire and until his successor has been elected and qualified. Directors elected by the stockholders or the Board of Directors pursuant to this Article VII may not be removed without cause. Notwithstanding any other provisions of this Certificate of Incorporation, and in addition to any other vote that may be required by law or this Certificate of Incorporation, this Article may not be amended, altered, repealed or otherwise changed unless approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the corporation entitled to vote thereon.

                                 ARTICLE VIII

       To the fullest extent permitted by the laws of the State of Delaware as the same exist or may hereafter be amended, a director of the corporation will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification. The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director that has not been eliminated by the provisions of this Article VIII.

                                  ARTICLE IX

     The corporation will, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, indemnify and advance expenses to any and all persons it has power to indemnify and advance expenses to under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification and advancement of expenses may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

                                  ARTICLE X

     The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                  ARTICLE XI

      The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the corporation or to adopt new Bylaws.

     Executed as of the 27 day of April, 1995.



                                           /s/
                                           Robert B. Holland, III

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION


     TRITON ENERGY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

        FIRST: That by Unanimous Written Consent of the Board of Directors of Triton Energy Corporation (the "Corporation"), resolutions were duly adopted setting forth proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be considered for approval by the Corporation's sole stockholder. The resolution setting forth the proposed amendment is as follows:

       "RESOLVED, that the Certificate of Incorporation of this Corporation be amended to add the following Article XII:

The stockholders of the corporation may only act by written consent in lieu of a meeting if such written consent is signed by the holder or holders of all the shares entitled to vote with respect to the action that is the subject of the consent."

     SECOND: That the sole stockholder of the Corporation approved the amendment to the Certificate of Incorporation by unanimous written consent dated May 10, 1995.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

       FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Triton Energy Corporation has caused this Certificate of Amendment to be executed as of the 10th day of May, 1995.



By:  /s/
     Robert B. Holland, III
     Vice President

ATTEST:


/s/
Tamera D. Gibson, Assistant Secretary